Exhibit 99.1


 RF Monolithics Reports Third Quarter Results; RFM Reports Record Filter Sales


    DALLAS--(BUSINESS WIRE)--June 16, 2005--RF Monolithics, Inc. (Nasdaq:RFMI) today reported net income for the third quarter ended May 31, 2005, of $58 thousand or $0.01 per diluted share compared to net income of $793 thousand or $0.09 per diluted share for the third quarter of the prior year. The Company reported sales for the third quarter of $11.3 million, compared to sales of $13.6 million for the third quarter of the prior year. The year-over-year decrease in sales was the result of a decline in various component markets that the Company serves, particularly the automotive market.
    For the nine months ended May 31, 2005, net income was $686 thousand or $0.08 per diluted share compared to net income of $1.7 million or $0.20 per diluted share for the same period of the prior year. The Company's sales were $35 million compared to $36 million for the prior year's first nine months.
    President and CEO David M. Kirk, commented, "We have successfully maintained relatively flat sales in an economic environment which has been very hard on several of the component markets we serve. While our filter unit sales almost doubled over the prior year to record levels, sales for older products decreased as anticipated, partly as a result of declining average selling prices. The automotive slowdown and the delayed benefit of the final tire pressure monitoring ruling have also affected sales. In addition, our gross profit margin this quarter was negatively impacted by one percentage point as a result of incremental costs related to a production issue with one of our offshore contractors, which has now been effectively resolved.
    "Anticipating these sales trends, we have been focusing on a wireless solutions growth strategy in new areas that capitalizes on our strengths. While our heritage products and traditional markets are holding their own, our unique capabilities have allowed us to pursue new products, systems and solutions for markets and applications with tremendous growth potential. We are aggressively implementing our strategic plan to make this happen. As a result, our RFIC (radio frequency integrated circuit) and Module business is gaining momentum. We currently have two systems under development and one of our modules is being reviewed by the FCC for certification. We are very excited by the potential for these and other opportunities and expect the momentum to build during fiscal year 2006.
    "In order to support this momentum, we are negotiating new strategic partnerships, realigning our internal resources and making selective investments to execute our wireless solution strategy. We expect to add as many as nine positions over the next five months including key sales, marketing, and engineering positions. We anticipate this investment in growth will increase quarterly expenses approximately one to two hundred thousand dollars."
    Mr. Kirk further commented, "As a result of the economic outlook in some of our major markets, especially the depressed automotive market; and the evolving consumer market for satellite radios, which is susceptible to changes in the supply chain, we are guiding to fourth quarter sales remaining flat with our third quarter. This would be down about 10% from the strong fourth quarter of the prior year. Absent a recurrence of the production issues we experienced this quarter, we believe our gross profit margin for the fourth quarter will return to the 29% to 30% range. Our fourth quarter operating expenses should remain flat as decreases in some programs will offset the addition of key resources in support of our RFIC, Module and Wireless Systems initiatives. We expect to continue to generate positive operating cash flow."

    Quarter Highlights:

    -- The Company reported a one-to-one book-to-bill ratio for the quarter mainly on the strength of its filter product bookings primarily for shipment within the quarter. The Company reported another quarter of record filter sales and strong bookings activity which reflects continued growth in the satellite radio application.

    -- The Company retained PR Financial Marketing LLC to launch a financial marketing program to assist it in broadening its shareholder base of institutions, brokers and fund managers within the financial community.

    -- During the quarter, the Board of Directors approved accelerated vesting of approximately 300 thousand out-of-the-money stock options in order reduce compensation expense that would have been recorded in future periods following the company's adoption of SFAS 123(R) beginning in fiscal year 2006. The Company anticipates this will reduce compensation expense in future periods by approximately $900 thousand. The Company expects to recognize approximately $150 thousand of option expense per quarter in its fiscal year 2006 relating to those options that were not accelerated.

    -- A final ruling was handed down from the U.S. Department of Transportation's National Highway Traffic Safety Administration that requires all new vehicles manufactured for sale in the US after September 1, 2007, to be equipped with tire pressure monitoring systems. The Company does not expect to realize significant sales benefit from this ruling until fiscal year 2006. A group of tire manufacturers has filed suit to challenge this ruling as too lenient. Should the challenge succeed, the standards would require more effective monitoring, which would favor the Company's solution. The Company is unable to predict the outcome of this legal challenge.

    -- Gross profit margin was 28% for the quarter, which was negatively impacted by approximately 1% due to production issues that have since been resolved.

    -- The Company continued to report positive operating cash flow of approximately $1.2 million for the quarter and $3.6 million fiscal year-to-date.

    --  Product Mix for current and prior quarter sales were:



                                          Q3 FY05     Q2 FY05
                                          -------     -------

        --  Low-power Components        $3.0 Million  $3.8 Million

        --  Virtual Wire(TM) Products   $2.7 Million  $3.2 Million

        --  Filter Products             $4.5 Million  $3.3 Million

        --  Frequency Control Products  $1.0 Million  $0.9 Million

        --  Technology Development      $0.1 Million  $0.1 Million

                Total Sales            $11.3 Million $11.3 Million


    -- Market Diversification for current and prior quarter sales were:



                                          Q3 FY05(a)  Q2 FY05(a)
                                          ----------  ----------

        --  Automotive                        24%         26%

        --  Consumer                          36%         31%

        --  Industrial                        21%         27%

        --  Telecom                           14%          8%

        --  Other                              5%(b)       8%(b)


(a) Distribution sales are recognized upon shipment. Allocation of distribution sales is estimated based upon point-of-sales information provided by the Company's distributors.

(b)Other includes the Government and Medical applications and those sales through distribution which are not considered material for tracking by application by our distributors.


    About RFM:

    Celebrating over 25 years of low-power wireless solutions, RFM, headquartered in Dallas, is a leading designer, developer, manufacturer and supplier of radio frequency wireless solutions enabling wireless connectivity for the automotive, consumer, industrial, medical and communications markets worldwide, allowing our customers to provide products and services that are both cost effective and superior in performance. RFM's wireless solutions are supported by industry leading customer service. For more information on RF Monolithics, Inc., please visit our websites at www.rfm.com and www.wirelessis.com.

    Forward-Looking Statements:

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believe," "expects," "plans," "anticipates," "may" or similar terms are considered to contain uncertainty and are forward-looking statements. Further, the Company's actual results could differ materially from those discussed. Factors that could contribute to such differences include, but are not limited to, general economic conditions, acts of war, or acts of terrorism as they affect the Company, its customers and manufacturing partners, the timely development, acceptance and pricing of new products, the successful implementation of improved manufacturing processes, the dependence on offshore manufacturing, the impact of competitive products and pricing, availability of sufficient materials, labor, and assembly capacity to meet product demand, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2004. The Company does not assume any obligation to update any information contained in this release.

    Management Conference Call:

    RFM will host a Conference Call, open to the public, today at 5:00 p.m. EDT. The public will have the opportunity to listen to the Conference Call over the Internet or by dialing a toll-free number. Below is the information you will need:
    Internet Access-RFM at http://www.rfm.com. Click on the "Investor Relations" section and then click on "WebCast Live." You may also access the Conference Call at http://ccbn.com. To listen to the live call, please go to the Web site at least 15 minutes early to download and install any necessary audio software. A replay will be available on Thomson/CCBN.
    Telephone Access-The toll-free dial-in number is 1-800-772-8997, ask to be connected to the RF Monolithics Management Conference Call. Please call 10 minutes prior to scheduled start time. After the Conference Call, a replay will be available and can be accessed by dialing 1-888-509-0082. This replay will be active from 7:00 p.m. EDT June 16 through July 16, 2005.



                         RF Monolithics, Inc.
            Condensed Consolidated Statements of Operations
               (In Thousands, Except Per Share Amounts)

                             Three Months Ended       Nine Months
                                                         Ended
                              May 31,    May 31,   May 31,   May 31,
                               2005       2004      2005      2004
                            ----------- --------- --------- ----------
                                 (Unaudited)          (Unaudited)

Sales                          $11,284   $13,568   $34,730    $35,980
Cost of sales
                                 8,128     9,144    24,579     24,658
                            ----------- --------- --------- ----------
  Gross profit                   3,156     4,424    10,151     11,322
                            ----------- --------- --------- ----------
Research and development         1,105     1,358     3,287      3,199
Sales and marketing
                                 1,318     1,442     4,029      4,029
General and administrative
                                   726       778     2,174      2,257
                            ----------- --------- --------- ----------
  Operating expenses
                                 3,149     3,578     9,490      9,485
                            ----------- --------- --------- ----------
  Income from operations
                                     7       846       661      1,837
Other income (expense), net
                                    (3)      (51)        1       (149)
                            ----------- --------- --------- ----------
  Income before income taxes
                                     4       795       662      1,688
Income tax (benefit) expense
                                   (54)        2       (24)        10
                            ----------- --------- --------- ----------
  Net Income
                                  $ 58     $ 793      $686    $ 1,678
                            =========== ========= ========= ==========
Earnings per share:
  Basic
                                 $0.01     $0.10     $0.09     $ 0.22
                            =========== ========= ========= ==========
  Diluted                        $0.01     $0.09     $0.08      $0.20
                            =========== ========= ========= ==========
Weighted average common
  Shares outstanding:
  Basic                          7,869     7,722     7,840      7,534
                            ----------- --------- ========= ==========
  Diluted
                                 8,202     8,455     8,291      8,256
                            =========== ========= ========= ==========


                         RF Monolithics, Inc.
                Condensed Consolidated Balance Sheets
                            (In Thousands)

                                                May 31,    August 31,
                                                 2005         2004
                                              (Unaudited)
                                              ----------- ------------
ASSETS
Cash and cash equivalents                         $5,261       $2,715
Accounts receivable - net                          7,095        7,357
Inventories - net                                  8,854        9,133

Other current assets                                 334          282
                                              ----------- ------------

  Total current assets                            21,544       19,487
Property and equipment - net                       6,324        7,003
Other assets - net                                   406          283
                                              ----------- ------------
  Total                                          $28,274      $26,773
                                              =========== ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                               $5,279       $4,682
Other Liabilities                                    110          245
                                              ----------- ------------
  Total liabilities                                5,389        4,927
Stockholders' equity                              22,885       21,846
                                              ----------- ------------
  Total                                          $28,274      $26,773
                                              =========== ============




    CONTACT: PR Financial Marketing, LLC
             Jim Blackman, 713-256-0369
             jimblackman@prfinancialmarketing.com
             or
             RF Monolithics, Inc.
             Carol Bivings, 972-448-3767
             bivings@rfm.com